EXHIBIT 10.1

FORM OF POPULAR, INC.

2018 LONG-TERM EQUITY INCENTIVE AWARD

AND AGREEMENT

Recipient:

The Compensation Committee of the Board of Directors of Popular, Inc. (the “Committee”) awarded you on February 23, 2018 (the “Grant Date”) a Long-Term Incentive Award consisting of Restricted Stock (“Restricted Stock”) and Performance Shares (“Performance Shares” and, in conjunction with the Restricted Stock, the “Award”).

This award agreement (the “Award Agreement”), dated as of the Grant Date, sets forth the terms and conditions of your Award. This Award is made under the Popular, Inc. 2004 Omnibus Incentive Plan, as amended (the “Plan”) and, except as otherwise provided herein, is subject to the terms of the Plan. Capitalized terms used but not otherwise defined in this Award Agreement have the meanings given in the Plan.

1. Award. The number of shares of Restricted Stock and Performance Shares subject to this Award is set forth in Annex 1 hereto. The Award will vest as set forth below.

2. Vesting; Payout.

(a) Restricted Stock Vesting. Except as otherwise stated in this Section 2, you shall become vested in the Restricted Stock as follows (each of the dates described in (i) and (ii) below, a “Restricted Stock Vesting Date”):

(i) 80% of your Restricted Stock shall vest in equal annual installments on each of the first four (4) anniversaries of the Grant Date specified in Annex 1, and

(ii) 20% of your Restricted Stock shall vest upon termination of your employment after attaining (x) age 55 with 10 years of service with the Corporation or (y) age 60 with 5 years of service with the Corporation.

Years of service shall be determined pursuant to the Corporation’s personnel policies and procedures.

(b) Performance Shares Vesting. Except as otherwise stated in this Section 2, you shall become vested in the Performance Shares on the third anniversary of the Grant Date specified in Annex 1, subject to the Corporation’s achievement of the Performance Goals specified in Annex 1 during the Performance Cycle as certified by the Committee (hereinafter the “Performance Shares Vesting Date” and, together with the Restricted Stock Vesting Date, the “Vesting Date”). The Performance Goals will be based on two performance metrics weighted equally: the Relative Total Shareholder Return (the “TSR”) and the Absolute Earnings per Share (the “EPS”) goals. The Performance Cycle is a three (3) year period beginning on January 1 of the calendar year of the Grant Date and ending on December 31 of the third year. Each Performance Goal will have a defined minimum threshold (i.e., minimum result for which an incentive would be earned), target (i.e., result at which 100% of the incentive would be earned) and maximum level of performance (i.e., result at which 1.5 times the incentive target would be earned).

(c) Approved Retirement. Upon an Approved Retirement after attaining (x) age 55 with 10 years of service with the Corporation or (y) age 60 with 5 years of service with the Corporation: (1) your outstanding Restricted Stock shall fully vest; and (2) your outstanding Performance Shares shall continue outstanding and vest in full on the Performance Shares Vesting Date in accordance with the actual results of the Performance Goals during the Performance Cycle.

(d) Vesting upon Retirement on or after age 50 before attaining age 55 and 10 years of service. The Committee, at its discretion, may accord the same treatment accorded in Section 2(c) above if you retire from your employment on or after age 50, and before attaining age 55 and 10 years of service, provided the sum of your age and years of service is at least 75.

(e) Death. Provided that on the date of your death you are still employed by the Corporation and your rights in respect of your Award have not been previously terminated, any then unvested outstanding Award shall immediately vest and be paid to the representative of your estate promptly after your death. In the case of the Performance Shares, the number of shares will be calculated as if the target number of Performance Shares had in fact been earned.

(f) Disability. If you become subject to Disability while you are still employed by the Corporation, any then unvested outstanding Award shares shall vest and shall be paid to you promptly after you become subject to Disability. In the case of the Performance Shares, the number of shares will be calculated as if the target number of Performance Shares had in fact been earned.

(g) Change of Control. If your employment is terminated by the Corporation or any successor entity thereto without Cause, or if you terminate your employment for Good Reason, in each case upon or within two years after a Change of Control, prior to a Vesting Date, and provided your rights in respect of the shares of your unvested Award have not previously terminated, the shares of your unvested Award shall immediately vest and be delivered to you promptly after such termination of employment. In the case of the Performance Shares, the number of shares will be calculated as if the target number of Performance Shares had in fact been earned.

(h) Termination without Cause. If the Corporation terminates your employment without Cause you will receive payment of the Award on a prorated basis based on the number of full months in the vesting schedule in which you were an active employee (with a partial month worked counted as a full month if you were an active employee for 15 days or more in the month) and such reduced Award will vest immediately upon your termination of employment, calculated in the case of Performance Shares as if the target number of Performance Shares had in fact been earned, as provided in the Plan.

(i) Payout. The transfer restrictions on the applicable number of whole shares of Restricted Stock shall lapse on each Vesting Date or such other vesting date as determined in this Section 2 and in the terms of the Plan. In the case of the Performance Shares, the criteria that the Committee will utilize to determine the number of shares earned will be based upon the actual performance results during the Performance Cycle.

3. Termination of Award.

(a) Except as provided herein, your rights in respect of your outstanding unvested Award shares shall immediately terminate, and no shares shall be paid in respect thereof, if at any time prior to the respective Vesting Date you terminate your employment.

(b) If the Corporation terminates your employment for Cause, your Award shares shall be cancelled and the provisions under the Plan will apply.

4. Non-transferability. This Award (or any rights and obligations hereunder) may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution.

5. Withholding, Consents and Legends.

(a) You shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with your Award. The Corporation will withhold shares of Common Stock with a value equal to the payment of the taxes that the Corporation determines it is required to withhold under applicable tax laws with respect to the Award (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of the shares thereof, and cause the restrictions on the remainder of the shares subject to your Award to lapse pursuant to Section 2(i). The Corporation will use the Fair Market Value of the Common Stock on the Vesting Date in order to determine the number of shares to be withheld. If you wish to remit cash to the Corporation (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Corporation to satisfy such withholding obligation, you must notify the Corporation in advance and do so in compliance with all applicable laws and pursuant to such rules as the Corporation may establish from time to time, including, but not limited to, the Corporation’s Insider Trading Policy.

(b) Your right to receive shares pursuant to the Award is conditioned on the receipt to the reasonable satisfaction of the Committee of any required consent that the Committee may reasonably determine to be necessary or advisable. By accepting delivery of the shares, you acknowledge that you are subject to Corporation’s Insider Trading Policy.

6. Section 409A. Shares awarded under this Award Agreement are intended to be exempt from Section 409A of the U.S. Code, to the extent applicable, and this Award Agreement is intended to, and shall be interpreted, administered and construed consistent therewith. The Committee shall have full authority to give effect to the intent of this Section 6.

7. No Rights to Continued Employment. Nothing in this Award Agreement shall be construed as giving you any right to continued employment by the Corporation or any of its affiliates or affect any right that the Corporation or any of its affiliates may have to terminate or alter the terms and conditions of your employment.

8. Successors and Assigns of the Corporation. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and its successor entities.

9. Committee Discretion. Subject to the terms of the Plan, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

10. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your estate, if such consent is obtained after your death), and provided, further, that the Committee may not accelerate or postpone the payout of shares to occur at a time other than the applicable time provided for in this Award Agreement. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

11. Adjustment; Other Plan Provisions. Subject to Section 10, the Committee shall adjust equitably the terms of this Award in accordance with Section 5.4 of the Plan, if applicable.

Subject to the terms of this Award Agreement, the Restricted Stock shall be subject to the terms of the Plan, including, but not limited to, the provisions of Section 8.4 related to dividends and voting rights. Cash dividends paid on the Restricted Stock and on all of the Common Stock that may be subsequently acquired with such cash dividends, will be invested in the purchase of additional shares of Common Stock of the Corporation in accordance with the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (DRIP); such shares are not subject to the restrictions and are immediately vested.

Performance Shares will accrue Dividend Equivalents prior to the Performance Shares Vesting Date. Accrued Dividend Equivalents with respect to the Performance Shares (and on all Restricted Units subsequently acquired with such Dividend Equivalents) will be deemed to be invested in additional Restricted Units settled in shares of Common Stock as if such Restricted Units were shares of Common Stock purchased in accordance with the DRIP. All Restricted Units will be subject to the terms and conditions of Section 2 and will vest on the Performance Shares Vesting Date based on the actual number of Performance Shares that vest on that date.

12. The Restricted Stock shall be held in custody by the Fiduciary Services Division of Banco Popular de Puerto Rico.

13. Governing Law. This award shall be governed by and construed in accordance with the laws of Puerto Rico, without regard to principles of conflicts of laws.

14. Incentive Recoupment. This award shall be subject to the terms of the Popular, Inc. Incentive Recoupment Guideline in effect as of the Grant Date and as such guideline may be required to be modified in accordance with applicable law or regulation.

15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, POPULAR, INC. and the Recipient caused this Award Agreement to be duly executed and delivered as of the Grant Date.

POPULAR, INC.		ACCEPTED:

By:	[Insert Name of Representative]	By:	[Insert Name of Recipient]
Title:	[Insert Title of Representative]

Signature		Signature

ANNEX 1

POPULAR, INC.

2018 LONG-TERM EQUITY INCENTIVE AWARD

Recipient:

Employee Number:

Grant Date:

Total Dollar Value of Award:

Common Stock Market Price as of closing on Grant Date:

Restricted Stock Vesting Dates:

Dollar Value of Restricted Stock Award:

Shares of Restricted Stock Awarded:

Shares (20%) Shares (20%) Shares (20%) Shares (20%)	February 23, 2019 February 23, 2020 February 23, 2021 February 23, 2022

Shares (20%)	Upon termination of your employment after attaining: (i) age 55 with 10 years of service, or (ii) age 60 with 5 years of service.

Performance Shares Vesting (Performance Shares Vesting Date: February 23, 2021):

Dollar Value of Performance Shares Award:

Grant Date: February 23, 2018

Common Stock Market Price as of closing on Grant Date:

Total Target Number of Shares: (50% Total Shareholder Return / 50% Earnings per Share)

Relative Total Shareholder Return (TSR)[1] –	Percentile Rank among Comparator Group	Shares Earned (% of Target)
Opening Price =	75th Percentile or above (maximum)	(1.5x target shares)
	50th Percentile (target)	(1x target shares)
Target Number of Performance Shares:	25th Percentile (threshold)	(0.5x target shares)
	Below 25th Percentile	0

Absolute Earnings Per Share (EPS)[2] –	EPS	Shares Earned (% of Target)
Cumulative annual EPS 2018-2020	(maximum)	(1.5x target shares)
	(target)	(1x target shares)
Target Number of Performance Shares:	(threshold)	(0.5x target shares)
0

Results between threshold, target and maximum performance

will be interpolated to determine vesting award

[1]	TSR will be calculated as [(Closing Price at end of period * (1 + number of shares purchased assuming reinvestment of dividends))/Opening Price at beginning of period] – 1

•	Closing Price and Opening Price are based on the preceding 60 trading days average daily close price to mitigate against share price volatility of point-in-time metrics.

•	Opening price = average price 10/5/17-12/29/17

•	Closing price = average price 10/7/20-12/31/20

•	TSR calculations shall assume that dividends are reinvested on the ex-dividend date (i.e., the date a dividend asset is guaranteed).

Comparator Group — SNL US Banks greater than $10 billion in assets – Performance will be based on the composition of the group at the end of the 3-year Performance Cycle.

If Popular’s absolute TSR is negative, payout will be limited to a maximum of 100% of target.

[2]	Cumulative total of annual basic EPS for 3 years (2018-2020). The Committee may adjust the goal or results to reflect a core profitability that would not be unduly inflated or deflated by certain transactions that do not reflect the underlying performance of Popular’s ongoing operations, including, but not limited to, the impact of significant tax reform, sales of non-earning assets, sales of branches or other businesses, certain business acquisition costs and revenues, extraordinary events or charitable contributions, severance costs and certain litigation and settlement costs, and the effect of share repurchases, among others.